EXHIBIT 99.1

Alison Davis Elected to City National Corporation's Board of Directors

LOS ANGELES, Dec. 16, 2010 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN) today announced that Alison Davis has been elected to the Boards of Directors of City National Corporation and City National Bank.

Davis most recently served as managing partner of Belvedere Capital, a San Francisco-based private equity firm and bank-holding company. Prior to joining Belvedere in 2004, she was the chief financial officer and global management committee member for Barclays Global Investors, an institutional money management firm with more than $1 trillion of assets under management. Davis, who began her career in management consulting, is a resident of the San Francisco Bay Area, where City National has 10 offices. She was named one of the "Most Influential Women in Business" by the San Francisco Business Times in 2006, 2007, 2008, 2009 and 2010.

"We are very pleased to add Alison Davis to City National's boards of directors," said CEO Russell Goldsmith. "She has extensive experience and expertise in both banking and asset management as an executive, consultant, investor and director. Her insights and judgment as well as her knowledge of the San Francisco Bay Area will enhance City National's ability to serve its shareholders, clients, colleagues and communities."

Early in her career, Davis spent seven years with McKinsey and Company, first in London and then New York.  She subsequently joined A.T. Kearney in 1993 as a leader of the Global Financial Institutions Group in New York, western region practice leader, and North America Management Committee member.

Davis serves on the board of directors of LECG, a publicly owned company that provides expert services in economics, global competition, finance and accounting. She also has served on the boards of First Data Corporation, Presidio Bank, Professional Business Bank, Les Concierges, Broadlane and Dispatch Management Services Corp.

Davis is active in the community. She chairs the governing board of the Women's Initiative for Self Employment, a micro-enterprise development organization, and was a founder of WOW Investments, which invests in women-owned businesses in Africa.

Davis received bachelor's and master's degrees from Cambridge University in England, and a master's degree in business administration from the Stanford Graduate School of Business.

About City National

City National Bank is the wholly owned subsidiary of City National Corporation (NYSE:CYN). It is backed by $21.8 billion in total assets, and provides banking, investment and trust services through 74 offices, including 17 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. The company and its investment affiliates manage or administer $56.9 billion in client investment assets, including nearly $36 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

CONTACT:  City National Corporation
          Media Contact:
          Linda Mueller
          (213) 673-7619
          Linda.Mueller@cnb.com